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As filed with the Securities and Exchange Commission on January 29, 2002

Registration No. 333-74802
Registration No. 333-74802-01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-3
REGISTRATION STATEMENT

Under
The Securities Act of 1933

HOLLYWOOD ENTERTAINMENT CORPORATION
and Hollywood Management Company as potential guarantor of
Debt Securities (I.R.S. Identification Number 51-0014090)
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	93-0981138 (I.R.S. Employer Identification Number)

9275 S.W. Peyton Lane
Wilsonville, Oregon 97070
(503) 570-1600
(Address, including zip code, and telephone number, including area code, of the registrants' principal executive offices)

Donald J. Ekman
Executive Vice President of Legal Affairs
Hollywood Entertainment Corporation
9275 S.W. Peyton Lane
Wilsonville, Oregon 97070
(503) 570-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark E. Betzen, P.C.
Brobeck, Phleger & Harrison LLP
300 Crescent Court, Suite 1400
Dallas, Texas 75201
(214) 468-3700
Facsimile: (214) 468-3704

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement, as determined by market conditions and other factors.

      If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box:  / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  /x/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  / /

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2002

PROSPECTUS

HOLLYWOOD ENTERTAINMENT CORPORATION

$126,500,000 COMMON STOCK

$300,000,000 DEBT SECURITIES

We may offer up to $126,500,000 of our common stock from time to time, of which amount we intend to offer $16,500,000, if at all, solely pursuant to the exercise of options that we may grant to underwriters to cover over-allotments. We may also offer up to $300,000,000 of our debt securities from time to time. We will determine the type and amount of securities and the price and other terms of any offering on the basis of market conditions and other factors existing at the time of the offering. We will disclose the specific terms of any offering in a supplement to this prospectus.

The terms of each offering of these securities will be set forth in a prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Our common stock is quoted on the Nasdaq National Market under the symbol "HLYW."

See "Risk Factors" beginning on page 3 for a discussion of material risks that you should consider before you invest in our securities being sold with this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                                    , 2002

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
INCORPORATION OF DOCUMENTS BY REFERENCE	1
FORWARD-LOOKING STATEMENTS	2
HOLLYWOOD ENTERTAINMENT CORPORATION	3
RISK FACTORS	3
USE OF PROCEEDS	10
RATIO OF EARNINGS TO FIXED CHARGES	11
DESCRIPTION OF CAPITAL STOCK	11
DESCRIPTION OF DEBT SECURITIES	13
PLAN OF DISTRIBUTION	23
LEGAL MATTERS	23
EXPERTS	24

ABOUT THIS PROSPECTUS

        We may from time to time sell our common stock in one or more offerings up to a total dollar amount of $126,500,000, of which amount we intend to offer $16,500,000, if at all, solely pursuant to the exercise of options that we may grant to underwriters to cover over-allotments. We may also from time to time sell our debt securities in one or more offerings up to a total dollar amount of $300,000,000. The dollar amounts referred to in this prospectus include equivalent amounts in foreign currencies or foreign currency units.

        This prospectus provides you with a general description of the securities. Each time we offer the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also supplement, modify, or supersede other information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the information incorporated by reference as described below under the heading "Incorporation of Documents by Reference."

        You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any prospectus supplement, is accurate at any date other than the date indicated on the cover page of these documents.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is considered to be part of this prospectus, and later information filed with the SEC or contained in this prospectus updates and supersedes this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the time that the offering made by this prospectus is completed:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on April 2, 2001, as amended by our Annual Reports on Form 10-K/A for the fiscal year ended December 31, 2000, as filed with the SEC on April 30, 2001 and January 29, 2002, File No. 0-21824;

  •
  our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on November 20, 2001, File No. 0-21824;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, File No. 0-21824; and

  •
  our Current Report on Form 8-K dated June 5, 2001, File No. 0-21824.

        You may request a copy of these documents at no cost by writing to us at the following address:

Hollywood Entertainment Corporation 9275 S.W. Peyton Lane Wilsonville, Oregon 97070 Telephone: (503) 570-1600 Attn: Chief Financial Officer

FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference, and the accompanying prospectus supplement may contain, forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve substantial risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. The expectations reflected in forward-looking statements may prove to be incorrect.

        Important factors that could cause actual results to differ materially from our expectations include the following:

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  the level of demand for movie and video game rentals and purchases;

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  the effects of changing and/or new technology and intense competition;

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  the prices for which we are able to rent or sell our products;

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  the costs and availability to us of newly-released movies and video games;

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  changes in other significant operating costs and expenses;

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  the effects of our substantial indebtedness and the limitations imposed by restrictive covenants contained in our debt instruments;

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  our ability to attract and retain key management personnel;

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  our ability to manage store expansions and growth; and

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  acts of God or public authorities, war, civil unrest, fire, floods, earthquakes, acts of terrorism, the weather and other matters beyond our control.

        In addition to the foregoing and any risks and uncertainties identified in the text surrounding forward-looking statements, any statements contained elsewhere in this prospectus, the accompanying prospectus supplement or the reports, proxy statements and other documents referred to in "Where You Can Find More Information" that warn of risks or uncertainties associated with future results, events or circumstances identify factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

HOLLYWOOD ENTERTAINMENT CORPORATION

        We are a leading specialty retailer of rentable home videocassettes, DVDs and video games in the United States. In this prospectus, unless specified otherwise or the context requires otherwise, the words "Hollywood," "our," "us" and "we" refer to Hollywood Entertainment Corporation and references to Hollywood Management refer to Hollywood Management Company, our wholly owned subsidiary.

        Our executive offices are located at 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070. Our telephone number is (503) 570-1600. Our common stock trades on the Nasdaq National Market under the symbol "HLYW."

RISK FACTORS

        Before you invest in our securities you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our securities.

Risks that Relate to Our Business

        We are subject to a number of risks that are particular to our business and that may or may not affect our competitors. We describe some of these below. If any of these risks materializes, our business, financial condition, liquidity and results of operations could be harmed, and the value of our securities could fall.

We face intense competition and risks associated with technological obsolescence, and we may be unable to compete effectively.

        The home video and home video game industries are highly competitive. We compete with local, regional and national video retail stores, including those operated by Blockbuster, Inc., the largest video retailer in the United States, and with supermarkets, pharmacies, convenience stores, bookstores, mass merchants, mail order operations, online stores and other retailers, as well as with noncommercial sources such as libraries. Some of our competitors have significantly greater financial and marketing resources, market share and name recognition than Hollywood. Substantially all of our stores compete with stores operated by Blockbuster, most in very close proximity. As a result of direct competition with Blockbuster and others, rental pricing strategies for videos and video games is a significant competitive factor in our business. If competitors were to cut prices or substantially change their pricing strategies on a widespread basis, it could harm our business, financial condition, liquidity and results of operations.

        We also compete with cable, satellite and pay-per-view television systems, in which subscribers pay a fee to see a movie selected by the subscriber. Existing pay-per-view services offer a limited number of channels and movies and are available only to households with a direct broadcast satellite receiver or a cable converter to unscramble incoming signals. However, advances in digital compression and other developing technologies are enabling cable companies, direct broadcast satellite companies, telephone companies and other telecommunications companies to transmit a significantly greater number of movies to homes at more frequently scheduled intervals throughout the day. Certain cable and other telecommunications companies have tested and are continuing to test movie-on-demand services in some markets. Movie-on-demand allows the consumer to avoid trips to the video store for rentals and returns of movies which also eliminates the possibility for multiple rentals or extended viewing fees. If movie-on-demand services were to become more widely available and accepted, pay-per-view purchases could significantly increase. Technological advances or changes in the manner in which movies are marketed, such as direct broadcast satellite, cable television or other distribution channels, could make these technologies more attractive and economical, which could harm our business, financial condition, liquidity and results of operations.

        Our home video and home video game businesses also compete with other forms of entertainment, including cinema, television, sporting events and family entertainment centers. If we do not compete effectively with competitors in the home video industry or the home video game industry or with providers of other forms of entertainment, our business, financial condition, liquidity and results of operations could be harmed.

Changes in the way that movie studios price videocassettes and/or DVDs could adversely affect our revenues and profit margins.

        Historically, movie studios have priced movies released to the home video industry at levels that enable a profitable video rental market to exist and compete effectively with mass retailers and other sellers of home videos. Initially, these circumstances resulted from "rental pricing" under which wholesale prices are too high to foster significant consumer demand for home video purchases. Subsequently, these circumstances also resulted from "sell-through" pricing under which lower wholesale prices generate more consumer demand for home video purchases, but also result in an increase in profit margins on video rentals. More recently, these circumstances have resulted from revenue sharing arrangements with studios under which studios provide movies to video rental retailers at reduced prices in exchange for a share of rental revenues. Movie studios act in their own economic interests in determining the manner in which they price movies released to the home video industry. Consequently, we can neither control nor predict with certainty whether the studios' pricing policies will continue to enable us to operate our business as profitably as we can under current pricing arrangements. If changes in the studios' pricing policies cause our revenues and/or profit margin to decrease, our business, financial condition, liquidity and results of operations may be harmed.

We could lose a significant competitive advantage if the movie studios were to adversely change their current distribution practices.

        Currently, video stores receive movie titles approximately 30 to 90 days earlier than pay-per-view, cable and satellite distribution companies. If movie studios were to change the current distribution schedule for movie titles such that video stores were no longer the first major distribution channel to receive a movie title after its theatrical or direct-to-video release or to provide for the earlier release of movie titles to competing distribution channels, video stores could be deprived of a significant competitive advantage, which could harm our business, financial condition, liquidity and results of operations.

The video store industry could be adversely impacted by conditions affecting the motion picture industry.

        The video store industry is dependent on the availability of motion pictures produced by movie studios. Any conditions that adversely affect the motion picture industry, including constraints on capital, financial difficulties, regulatory requirements and strikes, work stoppages or other disruptions involving writers, actors or other essential personnel, could harm our business, financial condition, liquidity and results of operations.

The failure of video game software and hardware manufacturers to timely introduce new products could hurt our ability to attract and retain video game rental customers.

        We are dependent on the introduction of new and enhanced video games and game systems to attract and retain video game rental customers. If manufacturers fail to introduce or delay the introduction of new games and systems, our business, financial condition, liquidity and results of operations could be harmed.

Expansion of our store base has placed and may place pressure on our operations and management controls.

        We have expanded the size of our store base and the geographic scope of operations significantly since our inception. Although we have currently curtailed new store openings, we may accelerate the pace of our expansion in the future. This expansion has placed, and may continue to place, increased pressure on our operating and management controls. To manage a larger store base, we will need to continue to evaluate and improve our financial controls, management information systems and distribution facilities. We may not adequately anticipate or respond to all of the changing demands of expansion on our infrastructure. In addition, our ability to open and operate new stores in a profitable manner depends upon numerous contingencies, many of which are beyond our control. These contingencies include:

  •
  our ability under the terms of the instruments governing our existing and future indebtedness to make capital expenditures associated with new store openings;

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  our ability to locate suitable store sites, negotiate acceptable lease terms, and build out or refurbish sites on a timely and cost-effective basis;

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  our ability to hire, train and retain skilled associates; and

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  our ability to integrate new stores into our existing operations.

        We may also open stores in markets where we already have significant operations in order to maximize our market share within these markets. If we do so, we cannot assure you that these newly opened stores will not adversely affect the revenues and profitability of those pre-existing stores in any given market.

We depend on key personnel whom we may not be able to retain; recent management changes are unproven.

        Our future performance depends on the continued contributions of certain key management personnel. From late 2000 through mid-2001, we made significant changes to our management personnel, including adding two new outside directors to the board of directors, reinstating Mark J. Wattles, Hollywood's founder and Chief Executive Officer, full time as President, hiring Scott R. Schultze who subsequently became Executive Vice President and Chief Operating Officer, hiring James A. Marcum as Executive Vice President and Chief Financial Officer and restructuring other executive and senior management positions. These new members of management may not be able to successfully manage our existing operations and they may not remain with us. A loss of one or more of these key management personnel could harm our business, financial condition and results of operations. In addition, our future profitability also depends on our ability to attract and retain other management personnel, including qualified store managers. If we are unable to attract or retain adequate management personnel, our business, financial condition, liquidity or results of operations may be harmed.

The failure of our management information systems to perform as we anticipate could harm our business.

        The efficient operation of our business is dependent on our management information systems. In particular, we rely on an inventory utilization system used by our merchandise organization and in our distribution centers to track rental activity by individual videocassette, DVD and video game to determine appropriate buying, distribution and disposition of videocassettes, DVDs and video games. We use a scalable client-server system to maintain information, updated daily, regarding revenue, current and historical rental and sales activity, demographics of store membership, individual customer history, and videocassette, DVD and video game rental patterns. We rely on these systems as well as our proprietary point-of-sale and in-store systems to keep our in-store inventories at optimum levels, to move inventory efficiently and to track and record our performance. The failure of our management information systems to perform as we anticipate could harm our business, financial condition, liquidity and results of operations.

Instruments governing our existing and future indebtedness contain or may contain covenants that restrict our business.

        Instruments governing our existing and future indebtedness contain or may contain a number of significant covenants that, among other things, significantly restrict our ability to:

  •
  open new stores;

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  incur additional indebtedness;

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  guarantee third-party obligations;

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  enter into capital leases;

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  create liens on assets;

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  dispose of assets;

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  repay indebtedness or amend indebtedness instruments;

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  make capital expenditures;

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  make investments, loans or advances;

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  make acquisitions or engage in mergers or consolidations; and

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  engage in certain transactions with our subsidiaries and affiliates.

We have a substantial amount of indebtedness and indebtedness service obligations, which could adversely affect our financial condition and performance.

        Our substantial amount of indebtedness could have important consequences to you. For example, it could:

  •
  require us to dedicate a substantial portion of our cash flow to payments on our indebtedness;

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  limit our ability to borrow additional funds;

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  increase our vulnerability to general adverse economic and industry conditions;

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  limit our ability to fund future working capital, capital expenditures and other general corporate requirements;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate or taking advantage of potential business opportunities;

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  limit our ability to execute our business strategy successfully; and

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  place us at a competitive disadvantage in our industry.

        We and our subsidiaries may incur substantial additional indebtedness in the future, including indebtedness that would be secured by our assets or those of our subsidiaries. If new indebtedness is added to our and our subsidiaries' current indebtedness levels, the related risks that we and they now face could intensify.

        Our ability to satisfy our indebtedness obligations will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter and is subject to economic, industry and market conditions and to risks related to our business and other factors beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the debt securities, on commercially reasonable terms or at all.

Instruments governing our existing and future indebtedness contain or may contain various covenants, including covenants requiring us to meet specified financial ratios and tests. Our failure to comply with all applicable covenants could result in our indebtedness being immediately due and payable.

        Our ability to comply with covenants contained in the instruments governing our existing and future indebtedness may be affected by events and circumstances beyond our control. If we breach any of these covenants, one or more events of default, including cross-defaults between multiple components of our indebtedness, could result. These events of default could permit our creditors to declare all amounts owing to be immediately due and payable, and terminate any commitments to make further extensions of credit. If we were unable to repay indebtedness owed to our secured creditors, they could proceed against the collateral securing the indebtedness owed to them.

The commitment for our new bank credit facility is subject to conditions beyond our control.

        We have received a written commitment from UBS Warburg LLC and its affiliate for a new bank credit facility consisting of a $150.0 million senior term loan maturing in 2004 and a $25.0 million revolving credit facility maturing in 2004. The commitment is conditioned upon, among other things, (1) the absence of any material adverse change in our business, assets, condition, operations, liabilities, properties, or prospects; (2) the absence of material disruptions or material adverse changes in the financial or capital markets; (3) the execution and delivery of definitive documentation for the new bank credit facility satisfactory to the lenders thereunder; and (4) the sale by us of at least $100.0 million of our common stock and the application of the proceeds of such sale, together with the initial borrowings under the new bank credit facility, to the repayment of all borrowings under our existing revolving credit facility. As a result of the conditions described above and other circumstances beyond our control, we cannot assure you as to whether, when or the terms upon which we will procure the new bank credit facility. The failure to timely procure the new bank credit facility on acceptable terms could harm our business, financial condition, liquidity or results of operations.

We are subject to governmental regulations that impose obligations and restrictions and may increase our costs.

        We are subject to various U.S. federal and state laws that govern, among other things, the disclosure and retention of our video rental records and access and use of our video stores by disabled persons, and are subject to various state and local licensing, zoning, land use, construction and environment regulations. Furthermore, changes in existing laws, including environmental and employment laws, new laws or increases in the minimum wage may increase our costs.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets on which our common stock trades, the markets in which we operate, our operations and our profitability.

        Terrorist attacks and other acts of violence or war may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks or other acts of violence or war against the United States or United States businesses. Also, as a result of terrorism, the United States has entered into armed conflict. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers. Furthermore, these attacks or armed conflicts may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect our revenues.

        More generally, any of these events could cause consumer confidence and spending to decrease further or result in increased volatility in the United States and worldwide financial markets and economy. They also could result in economic recession in the United States or abroad. Any of these occurrences could harm our business, financial condition or results of operations, and may result in the volatility of the market price for our securities and on the future price of our securities.

Risks that Relate to Our Securities

        An investment in our securities is subject to a number of risks in addition to the risks related to our business described above. We describe some of these below. If any of these risks materializes, the value of our securities could fall.

No public market presently exists for the debt securities.

        Any series of debt securities that we issue will be a new issue of securities with no established trading market. There can be no assurance that an active trading market will develop for the debt securities or, if any such market develops, that it will continue to exist or as to the liquidity of such market.

Our quarterly operating results will vary, which may affect the value of our securities in a manner unrelated to our long-term performance.

        Our quarterly operating results have varied in the past and we expect that they will continue to vary in the future depending on a number of factors, many of which are outside of our control. Factors that may cause our quarterly operating results to vary include:

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  the level of demand for movie rentals and purchases;

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  existing and future competition from providers of similar products and alternative forms of entertainment;

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  the prices for which we are able to rent or sell our products;

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  the availability and cost to us of newly-released movies;

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  changes in other significant operating costs and expenses;

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  weather;

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  seasonality;

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  variations in the number and timing of store openings;

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  the performance of newer stores;

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  acquisitions by us of existing video stores;

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  the success of new business initiatives;

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  other factors that may affect retailers in general;

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  changes in movie rental habits resulting from domestic and world events; and

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  acts of God or public authorities, war, civil unrest, fire, floods, earthquakes, acts of terrorism and other matters beyond our control.

Our securities may experience extreme price and volume fluctuations.

        The market price of our securities has been and can be expected to be significantly affected by a variety of factors, including:

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  public announcements concerning us, our competitors or the home video rental industry;

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  fluctuations in our operating results;

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  introductions of new products or services by us or our competitors;

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  the operating and stock price performance of other comparable companies; and

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  changes in analysts' revenue or earnings estimates.

        In addition to the foregoing, the market price of our debt securities may be significantly affected by change in market rates of interest, yields obtainable from investments in comparable securities, credit ratings assigned to our debt securities by third parties and perceptions regarding our ability to pay our obligations on our debt securities.

        In the past, companies that have experienced volatility in the market price of their securities have been the target of securities class action litigation. If we were sued in a securities class action, we could incur substantial costs and suffer from a diversion of our management's attention and resources.

Future sales of shares of our common stock may negatively affect our stock price.

        If we or our shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. In addition, sales of substantial amounts of our common stock after this offering might make it more difficult for us to sell equity or equity-related securities in the future.

We do not expect to pay dividends in the foreseeable future.

        We have never declared or paid any cash dividends on our common stock and we do not expect to declare dividends on our common stock in the foreseeable future. The instruments governing our existing and future indebtedness contain or may contain provisions prohibiting or limiting the payment of dividends on our common stock.

Provisions of Oregon law and our articles of incorporation may make it more difficult to acquire us, even though an acquisition may be beneficial to our shareholders.

        Provisions of Oregon law condition the voting rights that would otherwise be associated with any shares of our common stock that may be acquired in specified transactions deemed to constitute a "control share acquisitions" upon approval by our shareholders (excluding, among other things, the acquiror in any such transaction). Provisions or Oregon law also restrict, subject to specified exceptions, the ability of a person owning 15% or more of our common stock to enter into any "business combination transaction" with us. In addition, under our articles of incorporation, our board of directors has authority to issue up to 25.0 million shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the shareholders. The foregoing provisions of Oregon law and our articles of incorporation have the effect of delaying, deferring or preventing a change in control of Hollywood, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock and the occurrence of a control share acquisition may constitute an event of default under, or otherwise require us to repurchase or repay, our indebtedness.

USE OF PROCEEDS

        Unless otherwise specified in the accompanying prospectus supplement, we will use the net proceeds from the sale of our common stock or debt securities offered hereby to repay or refinance indebtedness outstanding at the time of such sale. Our objectives in using sales proceeds in this manner are expected to include the enhancement of our operational and financial flexibility, the reduction of our overall level of indebtedness and/or the extension of the overall maturity of our indebtedness.

        Subject to market conditions and other factors, we presently intend to offer through underwriters shares of our common stock in an amount and within a time frame that would facilitate the satisfaction of the conditions to the new bank credit facility described below. However, we do not expect such offering to be conditioned upon obtaining or borrowing under the new bank credit facility. See "Plan of Distribution."

        We presently intend to use the net proceeds of the proposed offering of common stock described above to repay a portion of the amounts outstanding under our existing revolving credit facility. Subject to the satisfaction of the conditions thereto, market conditions and other factors, we presently intend to use the proceeds of initial borrowings under the new bank credit facility described below to repay all remaining amounts outstanding under our existing revolving credit facility. At September 30, 2001, borrowings under our existing revolving credit facility, which expires in December 2003, bore interest at an effective rate of 8.76% per annum.

        We have obtained a written financing commitment from UBS Warburg LLC and its affiliate for a new bank credit facility consisting of a $150.0 million senior secured term loan maturing in 2004 and a $25.0 million senior secured revolving credit facility maturing in 2004. The commitment is conditioned upon, among other things: (1) the absence of any material adverse change in our business, financial condition, operations or prospects; (2) the absence of material disruptions or material adverse changes in the financial or capital markets; (3) the execution and delivery of definitive documentation for the new bank credit facility satisfactory to the lenders thereunder; and (4) the sale by us of at least $100.0 million of our common stock and the application of the proceeds of such sale, together with the initial borrowings under the new bank credit facility, to the repayment of all borrowings under our existing revolving credit facility. The definitive documentation for the new bank credit facility is expected to contain customary representations, warranties, covenants (including financial covenants) and events of default. Unless extended, the commitment will expire on March 31, 2002.

        Our ability to consummate the proposed offering of common stock described above and to obtain and borrow under the new bank credit facility are subject to conditions beyond our control. Accordingly, there can be no assurance as to whether, when or the terms upon which we may be able to consummate any or all of these transactions.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio or deficiency of earnings to fixed charges for each of the periods referred to below has been computed on a consolidated basis and should be read in conjunction with the consolidated financial statements, including the notes thereto, and other information set forth in the reports filed by us with the SEC. For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest, minus capitalized interest, and (2) fixed charges consist of interest expense, including amounts capitalized and the amortization of deferred financing fees, and that portion of rental expense that we believe to be a reasonable approximation of interest costs (approximately one-third of rental expense).

        For the years ended December 31, 1996 and 1997 and the nine months ended September 30, 2001, our ratios of earnings to fixed charges were 2.68x, 1.20x and 1.27x, respectively. For the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000, our earnings were inadequate to cover fixed charges by $70.7 million, $49.0 million, $498.5 million and $95.7 million, respectively.

DESCRIPTION OF CAPITAL STOCK

General

        The securities that may be offered by this prospectus include shares of our common stock. Our authorized capital stock consists of 100 million shares of common stock, and 25.0 million shares of preferred stock issuable in series. The following description is only a summary of the material provisions of our capital stock. We urge you to read our articles of incorporation and bylaws, copies of which have been filed with the SEC, in their entirety because they, and not this description, define the rights of holders of our capital stock.

Common Stock

        Holders of common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. The holders of our common stock are not entitled to cumulate voting rights with respect to the election of directors, and as a result, minority shareholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in any assets remaining after payment of our liabilities and the liquidation preference of any then-outstanding shares of our preferred stock. Holders of our common stock have no preemptive, conversion or other rights to subscribe for additional securities of Hollywood. There are no redemption or sinking fund provisions applicable to our common stock. As of November 30, 2001, 49,400,027 shares of common stock were issued and outstanding.

Preferred Stock

        Our board of directors has the authority, without further action by our shareholders, to issue up to 25.0 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by our shareholders. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. As of November 30, 2001, no shares of preferred stock were issued and outstanding.

Oregon Anti-Takeover Law and Certain Charter and Bylaw Provisions

        We are subject to the Oregon Control Share Act. The Control Share Act generally provides that an "acquiror" that acquires voting stock of an Oregon corporation in a transaction (other than a transaction in which voting shares are acquired from the issuing public corporation) that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation shares (a "control share acquisition") cannot vote the shares it acquires in the control share acquisition ("control shares") unless voting rights are accorded to the control shares by:

  •
  a majority of each voting group entitled to vote, and

  •
  the holders of a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by our officers and inside directors.

        The term "acquiror" is broadly defined to include any person or multiple persons acting as a group.

        An acquiror who proposes to make or has made a control share acquisition, may, but is not required to, submit to us a statement setting forth certain information about the acquiror and its plans with respect to Hollywood. The statement may also request that we call a special meeting of our shareholders to determine whether voting rights will be accorded to the control shares. If the acquiror consummates a control share acquisition and does not request a special meeting of our shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of our shareholders. If the acquiror's control shares are accorded voting rights and represent a majority or more of the total voting power of our shares, our shareholders who do not vote in favor of according voting rights to the control shares will have the right to require us to pay them the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares. However, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay fair market value for all the shares that might be delivered by the shareholders seeking to exercise their appraisal right. In addition, our ability to pay for such shares may be prohibited or limited by, the terms of our existing or future indebtedness, and the occurrence of such a control share acquisition may constitute an event of default under, or otherwise require the repayment of, such indebtedness.

        We are subject to of the Oregon Business Combination Act, which governs business combinations between an Oregon corporation and a person or entity that acquires 15% or more of the outstanding voting stock of the corporation (an "interested shareholder"). The Business Combination Act generally provides that the corporation and the interested shareholder, or any affiliated entity of the interested shareholder, may not engage in certain business combination transactions for a period of three years following the date on which the interested shareholder became an interested shareholder. Business combination transactions for this purpose include (a) a merger or plan of share exchange, (b) any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation, and (c) certain transactions that result in the issuance or transfer of capital stock of the corporation to the interested shareholder. These restrictions do not apply if:

  •
  the interested shareholder, as a result of the transaction in which the interested shareholder became an interested shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and certain employee benefit plans);

  •
  the board of directors of the corporation approves the business combination or the transaction that resulted in the interested shareholder becoming an interested shareholder before the interested shareholder acquires 15% or more of the corporation's voting stock; or

  •
  the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the interested shareholder) approve the business combination after the interested shareholder acquires 15% or more of the corporation's voting stock.

        Under our articles of incorporation, our board of directors has authority to issue up to 25.0 million shares of preferred stock and to fix the preferences, limitations and relevant rights of those shares without any further vote or action by our shareholders.

        The foregoing provisions of Oregon law and our articles of incorporation may have the effect of delaying, deferring or preventing a change in control of Hollywood, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock and the occurrence of a control share acquisition may constitute an event of default under, or otherwise require us to repurchase or repay, such indebtedness.

DESCRIPTION OF DEBT SECURITIES

General

        The securities that may be offered by this prospectus may include unsecured notes, debentures or other evidences of indebtedness of Hollywood (collectively, the "Debt Securities") and any guarantees of any of the Debt Securities ("Guarantees") by Hollywood Management Company, an Oregon corporation and a wholly owned subsidiary of Hollywood ("Hollywood Management"). We may issue the Debt Securities, in one or more series, under an Indenture (the "Indenture") to be entered into by Hollywood, as issuer, Hollywood Management, as potential guarantor, and BNY Western Trust Company, as trustee (the "Trustee"). The following description is only a summary of the material provisions of the Indenture. A copy of the Indenture is set forth as Exhibit 4.1 to the registration statement of which this prospectus is a part and incorporated herein by reference. We urge you to read the Indenture in its entirety because it, and not this description, defines the rights of holders of the Debt Securities. Except as otherwise defined herein, capitalized terms used herein have the meanings given to them in the Indenture. For purposes of this summary, the terms "Hollywood Entertainment Corporation," "company," "we," "us" and "our" refer only to Hollywood Entertainment Corporation and not to any of our subsidiaries.

        The provisions of the Indenture will generally be applicable to all of the Debt Securities. Selected provisions of the Indenture are described in this prospectus. Additional or different provisions that are applicable to a particular series of Debt Securities will, if material, be described in a prospectus supplement relating to the offering of Debt Securities of that series. Such provisions may include, among other things and to the extent applicable, the following:

  •
  the title of such Debt Securities;

  •
  any limit on the aggregate principal amount of such Debt Securities;

  •
  the persons to whom any interest on such Debt Securities will be payable, if other than the registered holders thereof on the regular record date therefor;

  •
  the date or dates on which the principal of such Debt Securities will be payable;

  •
  the rate or rates at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue;

  •
  the dates on which such interest will be payable and the regular record dates for such interest payment dates;

  •
  the place or places where the principal of and any premium and interest on such Debt Securities will be payable;

  •
  the period or periods, if any, within which, and the price or prices at which, such Debt Securities may be redeemed, in whole or in part, at our option;

  •
  our obligation, if any, to redeem or purchase such Debt Securities pursuant to sinking fund or analogous provisions or at the option of a holder thereof and the terms and conditions of any such redemption or purchase;

  •
  the denominations in which such Debt Securities will be issuable, if other than denominations of $1,000, and any integral multiple thereof;

  •
  the currency or currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on such Debt Securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

  •
  any index or formula used to determine the amount of payments of principal of, and any premium or interest on, such Debt Securities;

  •
  whether such Debt Securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for such global securities;

  •
  whether any event of default or covenants or other provisions in addition to or instead of those set forth in the Indenture apply to the Debt Securities of such series;

  •
  the principal amount (or any portion of the principal amount) of such Debt Securities which will be payable upon any declaration of acceleration of the maturity of such Debt Securities pursuant to an event of default;

  •
  the applicability to such Debt Securities of the provisions described in "—Defeasance" below;

  •
  any subordination provisions applicable to such Debt Securities; and

  •
  any guarantees applicable to such Debt Securities, and any subordination provisions or other limitations applicable to any such guarantees.

        We may issue Debt Securities at a discount from their stated principal amount. Certain federal income tax considerations and other special considerations applicable to any Debt Security issued with original issue discount (an "original issue discount security") may be described in an applicable prospectus supplement.

        If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any of the Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms, and other information with respect to such Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in an applicable prospectus supplement.

        Unless otherwise indicated in an applicable prospectus supplement, (1) the Debt Securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof and (2) payment of principal, premium (if any), and interest on the Debt Securities will be payable, and the exchange, conversion, and transfer of Debt Securities will be registerable, at our office or agency maintained for such purposes and at any other office or agency maintained for such purpose.

No service charge will be made for any registration of transfer or exchange of the Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Global Securities

        The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee to a successor depositary or a nominee of such successor depositary and except in any other circumstances described in an applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

        Unless otherwise specified in an applicable prospectus supplement, Debt Securities which are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of such depositary or its nominee. Upon the deposit of such global security with or on behalf of the depositary for such global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by us, if such Debt Securities are offered and sold directly by us.

        Ownership of beneficial interests in Debt Securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through such participants. Ownership of such beneficial interests by such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair your ability to transfer beneficial interests in a global security.

        So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such global security for all purposes under the Indenture. Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in such global security will not be entitled to have any of the Debt Securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in certificated form, and will not be considered the owners or holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in Debt Securities represented by a global security must rely on the procedures of the applicable depositary and, if such person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which such person owns its interest, to exercise any rights of an owner or holder of Debt Securities under the Indenture.

        We understand that, under existing industry practices, if an owner of a beneficial interest in Debt Securities represented by a global security desires to give any notice or take any action that an owner or holder of Debt Securities is entitled to give or take under Indenture, the applicable depositary would authorize its participants to give such notice or take such action, and such participants would authorize persons owning such beneficial interests through such participants to give such notice or take such action or would otherwise act upon the instructions of such persons.

        Principal of and any premium and interest on Debt Securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of, and any premium or interest on, such Debt Securities will be made to the applicable depository or its nominee, as the case may be, as the registered owner or the holder of the global security representing such Debt Securities. None of Hollywood, the Trustee, any paying agent, or the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Debt Securities represented by a global security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

Certain Covenants

        Maintenance of Office or Agency.    We will be required to maintain an office or agency in each place of payment for each series of Debt Securities for notice and demand purposes and for the purposes of presenting or surrendering Debt Securities for payment, registration of transfer, or exchange.

        Paying Agents, Etc.    If we act as our own paying agent with respect to any series of Debt Securities, on or before each due date of the principal of, or any premium or interest on, any of the Debt Securities of that series, it will be required to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay such amount due and to notify the Trustee promptly of its action or failure so to act. If we have one or more paying agents for any series of Debt Securities, prior to each due date of the principal of or any premium or interest on any Debt Securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay such amount, and to promptly notify the Trustee of its action or failure so to act (unless such paying agent is the Trustee). All moneys paid by us to a paying agent or the Trustee for the payment of principal of, and interest on, any Debt Securities that remain unclaimed for two years after such principal or interest has become due and payable may be repaid to us, and thereafter the holder of such Debt Securities may look only to us for payment thereof.

        Payment of Taxes and Other Claims.    We will be required to pay and discharge, before the same become delinquent, (1) all taxes, assessments, and governmental charges levied or imposed upon us or our subsidiaries or our or their properties and (2) all claims that if unpaid would result in a lien on our property and have a material adverse effect on the business, assets, financial condition, or results of operations of us and our subsidiaries, taken as a whole (a "Material Adverse Effect"), unless the same is being contested by proper proceedings.

        Maintenance of Properties.    We will be required to cause all properties used in our business or the business of our subsidiaries to be maintained and kept in good condition, repair, and working order and to make any necessary repairs, renewals, replacements, and improvements to such properties, except to the extent that the failure to do so would not have a Material Adverse Effect.

        Existence.    We will be required to, and will be required to cause our subsidiaries to, preserve and keep in full force and effect their existence, charter rights, statutory rights, and franchises, except to the extent that the failure to do so would not have a Material Adverse Effect.

        Compliance with Laws.    We will be required to, and will be required to cause our subsidiaries to, comply with all applicable laws to the extent that the failure to do so would have a Material Adverse Effect.

        Restrictive Covenants.    Any restrictive covenants applicable to any series of Debt Securities, if material, will be described in an applicable prospectus supplement.

Events of Default

        The following are Events of Default under the Indenture with respect to Debt Securities of any series:

(1)
default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when it becomes due and payable;

(2)
default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 calendar days;

(3)
default in the making of any sinking fund payment as and when due by the terms of any Debt Security of that series;

(4)
default in the performance, or breach, of any other covenant or warranty of ours in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series) and continuance of such default for a period of 60 calendar days after written notice thereof has been given to us as provided in the Indenture;

(5)
any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other indebtedness of ours, or of our significant subsidiaries, the principal amount of which is not less than $25.0 million, which default results in such indebtedness becoming due prior to its stated maturity or occurs at the final maturity thereof;

(6)
any judgment or decree for the payment of money in excess of $25.0 million is entered against us, or our significant subsidiaries, and is not discharged, waived or stayed;

(7)
certain events of bankruptcy, insolvency, or reorganization involving us or our significant subsidiaries; and

(8)
any other Event of Default provided with respect to Debt Securities of that series.

        Pursuant to the Trust Indenture Act, the Trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of Debt Securities, to give to the holders of the Debt Securities of such series notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (4) of the preceding sentence, no such notice to holders of the Debt Securities of such series will be given until at least 30 calendar days after the occurrence thereof), except that, other than in the case of a default of the character contemplated in clause (1), (2), or (3) of the preceding sentence, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series.

        If an Event of Default (other than an Event of Default described in clause (7) above) with respect to Debt Securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. See "—Modification and Waiver" below. If an Event of Default described in clause (7) above occurs, then the principal of, premium on, if any, and accrued interest on the Debt Securities of that series will become immediately due and payable without any declaration or other act on the part of the Trustee of any holder of the Debt Securities of that series.

        The Indenture provides that, subject to the duty of the Trustee thereunder during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. In the event that we default on the payment of any interest on the Debt Securities for a period of 30 days or default on the payment of any principal on the Debt Securities when due and payable and fail, upon demand for such payment made by the Trustee, to make such payments, the Trustee, in its own name, may institute a legal proceeding against us to collect any amounts adjudged to be payable.

        No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless, (1) such holder shall have previously given to the Trustee written notice of a continuing Event of Default, (2) unless the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the same series have also made such a written request, (3) such holder or holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee, (4) the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request, and (5) the Trustee has failed to institute such proceeding within 60 calendar days. However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

        We are required to furnish to the Trustee annually a statement as to the performance by Hollywood of its obligations under the Indenture and as to any default in such performance.

        Any additional Events of Default with respect to any series of Debt Securities, and any variations from the foregoing Events of Default applicable to any series of Debt Securities, will be described in an applicable prospectus supplement.

Modification and Waiver

        Unless otherwise specified in a prospectus supplement applicable to a particular series of the Debt Securities, modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby, except that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby:

  •
  change the stated maturity of, or any installment of principal of, or interest on, any Debt Security;

  •
  reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security;

  •
  reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

  •
  change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the stated maturity or prepayment date thereof; or

  •
  reduce the percentage in principal amount of Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

        The holders of at least a majority in aggregate principal amount of the Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by us with certain covenants of the Indenture. The holders of not less than a majority in principal amount of the Debt Securities of any series may, on behalf of the holders of all Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each Debt Security of that series affected thereby.

Legal Defeasance and Covenant Defeasance

        Unless otherwise specified in a prospectus supplement applicable to a particular series of Debt Securities, we may, at our option and at any time, elect to have all of its obligations discharged with respect to the outstanding Debt Securities of such series ("Legal Defeasance") except for:

(1)
the rights of the holders of outstanding Debt Securities of such series to receive payments in respect of the principal of or premium or interest, if any, on such Debt Securities when such payments are due from the trust referred to below;

(2)
our obligations with respect to issuing temporary Debt Securities of such series, registering the transfer or exchange of such Debt Securities, replacing mutilated, destroyed, lost or stolen Debt Securities, maintaining an office or agency and holding funds for holders of the Debt Securities in trust; and

(3)
the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith.

        In addition, unless otherwise specified in a prospectus supplement applicable to a particular series of Debt Securities, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Debt Securities of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency and reorganization events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Debt Securities of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
we must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the Debt Securities of such series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay the principal of, or interest and premium, if any, on the outstanding Debt Securities of such series on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether such Debt Securities are being defeased to maturity or to a particular redemption date.
(2)
in the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee stating that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date on the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, among other things the holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)
in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee stating that the holders of the outstanding Debt Securities of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Covenant Defeasance had not occurred;
(4)
no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and no Default or Event of Default described under clause (7) under "Events of Default" with respect to Hollywood may have occurred and be continuing at any time on or prior to the 91st calendar day following such date of deposit;
(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we are a party or by which we are bound;
(6)
we must deliver to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of Debt Securities of such series over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and
(7)
we must deliver to the Trustee an officers' certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        If we fail to comply with its remaining obligations under the Indenture after a Covenant Defeasance of such Indenture with respect to the Debt Securities of any series and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments.

Satisfaction and Discharge

        Unless otherwise specified in a prospectus supplement applicable to a particular series of Debt Securities, we may, at our option, satisfy and discharge the Indenture (except for specified obligations of Hollywood and the Trustee, including, among others, the obligations to apply money held in trust) when:

  •
  either (1) all Debt Securities previously authenticated and delivered (subject to specified exceptions relating to Debt Securities that have otherwise been satisfied or provided for) have been delivered to the Trustee for cancellation or (2) all such Debt Securities not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and we have deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

  •
  we have paid or caused to be paid all other sums payable under the Indenture by Hollywood; and
  •
  we have delivered to the Trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been satisfied.

Limitations on Merger and Certain Other Transactions

        Unless otherwise specified in a prospectus supplement applicable to a particular series of Debt Securities, prior to the satisfaction and discharge of the Indenture, we may not consolidate with or merge with or into any other person, or transfer all or substantially all of our properties and assets to another person unless:

  •
  either (1) we are the continuing or surviving person in such a consolidation or merger or (2) the person (if other than us) formed by such consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred (we or such other person being referred to as the "Surviving Person") is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of our obligations under the Debt Securities and the Indenture;
  •
  immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists; and
  •
  an officer's certificate is delivered to the Trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the Trustee to the effect that the first condition set forth above has been satisfied.

        The Surviving Person will succeed to and be substituted for us with the same effect as if it has been named in the Indenture as a party thereto, and thereafter the predecessor corporation will be relieved of all obligations and covenants under the Indenture and the Debt Securities.

Governing Law

        The Indentures and the Debt Securities will governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of Debt Securities when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the Trustee's rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

  •
  the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee;
  •
  certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the Indenture;

  •
  disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;
  •
  indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or
  •
  the acquisition, ownership, acceptance, or negotiation of certain drafts, bills of exchange, acceptances, or other obligations.

        The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with Hollywood. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of Debt Securities, it must eliminate such conflict or resign.

PLAN OF DISTRIBUTION

        We may sell the securities in any one or more of the following ways:

  •
  through one or more underwriters;
  •
  through one or more dealers or agents; or
  •
  directly to one or more purchasers.

        We may effect the distribution of the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with sales of the securities, underwriters, dealers, and agents may receive compensation from us or from purchasers of the securities in the form of discounts, concessions, or commissions. Underwriters, dealers, and agents who participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any underwriter, dealer, or agent will be identified, and any compensation received from us will be described, in an applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Under agreements that we may enter into, underwriters, dealers, and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain liabilities, including under the Securities Act of 1933, or contribution from us to payments which the underwriters, dealers, or agents may be required to make in respect thereof. The underwriters, dealers, and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

        Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give you any assurance as to the liquidity of the secondary market for any of the securities.

        Subject to market conditions and other factors, we presently intend to offer through underwriters shares of our common stock in an amount and within a time frame that would facilitate the satisfaction of the conditions to the new bank credit facility described in "Use of Proceeds." In connection with such offering, we expect to enter into an underwriting agreement containing customary terms and conditions, pursuant to which the underwriters party thereto would severally agree to purchase from us specified numbers of shares of our common stock, with a view to offering the shares directly to the public. We presently expect the underwriters to include, among others, UBS Warburg LLC.

        In the ordinary course of business, UBS Warburg LLC and/or its affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, lending, financing advisory or other services for us for which they have received, or may receive customary compensation. We have obtained a written commitment from UBS Warburg LLC and its affiliate for a new bank credit facility in respect of which UBS Warburg LLC would be the arranger and its affiliate would be a lender. See "Use of Proceeds."

LEGAL MATTERS

        Unless otherwise indicated in an applicable prospectus supplement, the validity of the common stock offered hereby will be passed upon for us by Stoel Rives LLP, Portland, Oregon and the validity of the debt securities offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Dallas, Texas.

EXPERTS

        The financial statements as of December 31, 2000 and 1999 and for the three years ended in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. As disclosed in the financial statements in Note 26, the Company has successfully renegotiated their line of credit with new payment terms. Accordingly, the report of PricewaterhouseCoopers LLP as presented in the 10-K/A, as filed with the Securities and Exchange Commission on January 28, 2002 is different from the originally filed 10-K (which contained an explanatory paragraph relating to the Company's ability to continue as a going concern).

PART II
Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$101,934
Nasdaq National Market listing fee	45,000
Printing and engraving expenses	100,000
Legal fees and expenses	250,000
Accounting fees and expenses	50,000
Miscellaneous expenses(1)	250,000

Total	$796,934

(1)
Includes estimate of blue sky fees and expenses, rating agency fees, trustee fees and transfer agent fees.

Item 15. Indemnification of Directors and Officers.

        Article IV of Hollywood's articles of incorporation and Article IV of Hollywood Management's Articles of Incorporation (collectively, the "Articles") requires indemnification of current or former directors or nominees for director ("directors") to the fullest extent not prohibited by the Oregon Business Corporation Act (the "Act"). The effects of the Articles and the Act (the "Indemnification Provisions") are summarized as follows:

          (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

          (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the company, except that no right of indemnification will be granted if the person is adjudged to be liable to the company.

          (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

          (d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

        Article IV of Hollywood's Articles and Article IV of Hollywood Management's Articles provide that the company will advance to a director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

        Article V of Hollywood's Articles provides that the company may, in the discretion of the Board of Directors, indemnify officers, employees and agents to the same extent that directors are entitled to indemnification.

        The Registrants may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.

        The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

1.1	Form of Underwriting Agreement (to be filed, as applicable to a particular offering of securities, as an exhibit to a Current Report on Form 8-K and incorporated herein by reference).
4.1	Indenture dated January 25, 2002 among the Registrants and BNY Western Trust Company, as trustee.
4.2
Form of Supplemental Indenture or Board Resolutions in lieu of Supplemental Indenture (to be filed, as applicable to a particular offering of debt securities, as an exhibit to a Current Report on Form 8-K and incorporated herein by reference).
4.3
The form or forms of debt securities with respect to each particular series of debt securities registered hereunder will, to the extent not filed pursuant to a Supplemental Indenture or Board Resolution and included in Exhibit 4.2, be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
5.1	Opinion of Stoel Rives LLP.
5.2	Opinion of Brobeck, Phleger & Harrison LLP.
12.1	Statement re: Computation of Ratios (previously filed).
23.1	Consent of Independent Accountants.
23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).
23.3	Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.2).
24.1	Powers of Attorney (previously filed).
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of BNY Western Trust Company to act as trustee under the Indenture.

Item 17. Undertakings.

        Each undersigned registrant hereby undertakes:

        (1)  to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

          (a)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the understandings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2)  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (3)  to remove from registration by means of a post-effective amendment any of the securities registered hereby which remain unsold at the termination of the offering.

        (4)  that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on January 28, 2002.

HOLLYWOOD ENTERTAINMENT CORPORATION
By:	/s/ DONALD J. EKMAN Donald J. Ekman Executive Vice President of Legal Affairs

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amentment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
* Mark J. Wattles	President, Chief Executive Officer and Chairman of the Board and Director (Principal Executive Officer)	January 28, 2002
* James A. Marcum	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 28, 2002
* James N. Cutler, Jr.	Director	January 28, 2002
/s/ DONALD J. EKMAN Donald J. Ekman	Director	January 28, 2002
* Douglas Glendenning	Director	January 28, 2002
* William P. Zebe	Director	January 28, 2002
*By:	/s/ DONALD J. EKMAN
Donald J. Ekman Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on January 28, 2002.

HOLLYWOOD MANAGEMENT COMPANY
By:	/s/ DONALD J. EKMAN Donald J. Ekman Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
* Mark J. Wattles	President and Chief Executive Officer and Director (Principal Executive Officer)	January 28, 2002
* James A. Marcum	Chief Financial Officer (Principal Financial and Accounting Officer)	January 28, 2002
/s/ DONALD J. EKMAN Donald J. Ekman	Director	January 28, 2002
*By:	/s/ DONALD J. EKMAN
Donald J. Ekman Attorney-in-fact

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
HOLLYWOOD ENTERTAINMENT CORPORATION
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II Information Not Required in Prospectus
SIGNATURES
SIGNATURES